 As filed with the Securities and Exchange Commission on January 12, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PENGROWTH ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

Alberta, Canada	98-0185056
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 2100, 222 – 3rd Avenue S.W.
Calgary, Alberta, Canada T2P 0B4
(403) 233-0224
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Andrew D. Grasby Pengrowth Energy Corporation 2100, 222 – 3rd Avenue S.W. Calgary, Alberta, Canada T2P 0B4 (403) 233-0224	Shannon M. Gangl Burnet, Duckworth & Palmer LLP 1400, 350 – 7th Avenue S.W. Calgary, Alberta, Canada T2P 3N9 (403) 260-0279	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, N.Y. 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
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If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
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If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
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If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Shares	10,000,000 Common Shares	U.S. $12.91	U.S. $129,100,000	U.S. $14,988.51

(1)   Based on the average of the high and low prices of the Common Shares of Pengrowth Energy Corporation on January 6, 2011 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o)  under the Securities Act of 1933.

IF AS A RESULT OF STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS, THE NUMBER OF SECURITIES PURPORTED TO BE REGISTERED ON THIS REGISTRATION STATEMENT CHANGES, THE PROVISIONS OF RULE 416 SHALL APPLY TO THIS REGISTRATION STATEMENT.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

PENGROWTH ENERGY CORPORATION

10,000,000 Common Shares

DIVIDEND REINVESTMENT AND OPTIONAL COMMON SHARE PURCHASE PLAN

On January 1, 2011, Pengrowth Energy Trust (the “Trust”) completed a conversion to a corporation, Pengrowth Energy Corporation (hereinafter referred to as “we” or “us” or “Pengrowth” or the “Corporation”), pursuant to a court approved plan of arrangement (the “Arrangement”) under Canadian law.  As part of the Arrangement, we established a Dividend Reinvestment and Optional Common Share Purchase Plan (the “Plan”) to reflect the Arrangement and the implementation of the transactions contemplated by the Arrangement, which amends, restates and supersedes the Distribution Reinvestment and Optional Trust Unit Purchase Plan of the Trust, as amended June 13, 2007.

The Plan provides a method for eligible holders (the “Shareholders”) of our common shares (“Common Shares”) to maximize their investment in us by: (a) enabling Canadian or U.S. residents to purchase additional Common Shares, at a five percent discount to the Average Market Price (as defined below), through the reinvestment of their monthly dividends; and (b) allowing participating Shareholders the opportunity to purchase additional Common Shares through the optional cash payment option.

A participant in the Plan may obtain additional Common Shares by reinvesting all of the cash dividends paid on the Common Shares held by the participant net of withholding taxes, if any, without paying any costs associated with the Plan including the payment of brokerage commissions; however, participants who enroll in the Plan through a broker, trust company, bank or other nominee may be subject to fees in accordance with their agreement with their nominee. Our dividends are paid on the 15th day of each month, or if that day is not a business day, the first business day following the 15th day of the month (the “Cash Dividend Date”), provided that our board of directors has the discretion to elect to suspend dividends, discontinue dividends altogether or have only quarterly Cash Dividend Dates.

A participant may also make optional cash payments, which will be invested in Common Shares on the same basis as provided for in the Plan for dividends. Participants may make optional cash payments of up to Cdn. $1,000 per month (the "Maximum Contribution Amount") or, for U.S. participants, U.S.$1,000 per month or such other amount as may be determined by our board of directors (the "Maximum U.S. Contribution Amount").

The purchase price of Common Shares issued by us from treasury under the plan: (i) with reinvested dividends of Common Shares; or (ii) from investing optional cash payments, will be equal to 95 percent of the five day weighted average trading price for the Common Shares traded on the Toronto Stock Exchange ("TSX") during the period ending on the day immediately preceding the Cash Dividend Date (the “Average Market Price”).  Our Common Shares are listed and trade on the TSX under the symbol "PGF" and on the NYSE under the symbol "PGH".  The closing prices for the Common Shares on the TSX and on the NYSE on January 10, 2011 were Cdn. $12.89 and U.S. $13.01, respectively.

Actual future cash dividends, if any, will be subject to the discretion of our board of directors, and may vary depending on a variety of factors and conditions existing from time to time, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates and the satisfaction of the liquidity and solvency tests imposed by the Business Corporations Act (Alberta) (the “ABCA”) for the declaration and payment of dividends.  See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” on  pages 3 and 4, respectively, in this prospectus.

We cannot anticipate proceeds from the issuance of Common Shares pursuant to the Plan, which will depend upon the market price of our Common Shares, the extent of Shareholder participation in the Plan and other factors.  We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately U.S. $153,989 in connection with this offering and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2011.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commission or similar regulatory authority in each of the provinces of Canada.  Under the multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States.  You may read and copy any document that we have filed with the SEC at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois.  You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee.  You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms.  You may read and download some of the documents we have filed with the SEC's Electronic Data Gathering and Retrieval (EDGAR) system at www.sec.gov.  You may read and download any public document that we have filed with the securities commissions or similar authorities in each of the provinces of Canada at www.sedar.com.

This prospectus is part of a registration statement filed with the SEC on Form F-3 relating to Pengrowth Energy Corporation’s Dividend Reinvestment and Optional Common Share Purchase Plan, together with all amendments and exhibits, of which this prospectus is a part, under the Securities Act of 1933 (the “Securities Act”).  This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC.  For further information about us and the Common Shares to be issued pursuant to our Plan, you are encouraged to refer to our amended registration statement on Form 8-A/A dated January 3, 2011, and the exhibits and schedules which are incorporated by reference, as well as the Information Circular and Proxy Statement of the Trust dated November 5, 2010.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the SEC are specifically incorporated by reference into this prospectus:

1.	The Annual Report of the Trust on Form 40-F for the fiscal year ended December 31, 2009 filed March 9, 2010;

2.	The Quarterly Report of the Trust for the period ended June 30, 2010, as contained in the Trust’s Report of Foreign Private Issuer on Form 6-K, filed on August 5, 2010;

3.	The Quarterly Report of the Trust for the period ended September 30, 2010, as contained in the Trust’s Report of Foreign Private Issuer on Form 6-K, filed on November 5, 2010;

4.
Our Amendment No. 3 to the Trust’s registration statement on Form 8-A/A relating to the description of our Common Shares, filed on January 3, 2011, and any further amendment or report filed for the purposes of updating such description;

5.
The Information Circular and Proxy Statement of the Trust dated November 5, 2010, as contained in the Trust’s Report of Foreign Private Issuer on Form 6-K, filed on November 17, 2010 (the “Arrangement Circular”);

6.	The Trust’s Reports of Foreign Private Issuer on Form 6-K filed on November 22, 2010, December 3, 2010, December 16, 2010 and December 17, 2010; and

7.	Our Reports of Foreign Private Issuer on Form 6-K filed on January 3, 2011, January 6, 2011 and January 11, 2011.

In addition, all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file with the SEC pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus.  Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus and prior to the termination of this offering by stating in those Forms that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference into this prospectus modifies or supersedes that statement.  Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus.  Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents.  Requests should be directed to our principal executive offices, Suite 2100, 222 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 0B4, telephone number:  (800) 223-4122.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under, and governed by, the laws of the Province of Alberta, Canada.  All of our directors and officers and most of the experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets and our assets, are located outside the United States.  We have appointed an agent for service of process in the United States, but it may be difficult for Shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States.  It may also be difficult for Shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the directors and officers of the Corporation and experts under the U.S. federal securities laws.  We have been advised by our Canadian counsel, Burnet, Duckworth & Palmer LLP, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Common Shares under this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, and in certain documents incorporated by reference into this prospectus, constitute forward-looking statements within the meaning of securities laws, including the “safe harbor” provisions of Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future performance, including, without limitation, the payment of dividends by us and the expected dividend rate and frequency thereof, benefits and synergies resulting from the Arrangement, business strategy and strengths, goals, focus and the effects thereof, acquisition criteria, capital expenditures, reserves, reserve life indices, estimated production, remaining producing reserves lives, operating expenses, royalty rates, net present values of future net revenue from reserves, commodity prices and costs, exchange rates, the impact of contracts for commodities, development plans and programs, tax horizon, future income taxes, taxability of dividends, the impact of proposed changes to Canadian tax legislation or U.S. tax legislation, the impact of International Financial Reporting Standards, abandonment and reclamation costs, government royalty rates and expiring acreage. All statements other than statements of historical fact are forward-looking statements. The use of any of the words "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "should", "believe", "predict" and "potential" and similar expressions are intended to identify forward looking statements.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this prospectus should not be unduly relied upon. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference into this prospectus, as the case may be. The forward-looking statements included in this prospectus and in certain documents incorporated by reference herein are expressly qualified by this cautionary statement. We do not undertake any obligation to publicly update or revise any forward-looking statements except as expressly required by applicable securities laws.

Forward-looking statements and information are based on our current beliefs as well as assumptions made by, and information currently available to us concerning, amongst other things,  anticipated financial performance, business prospects, strategies, regulatory developments, future oil and natural gas commodity prices and differentials between light, medium and heavy oil prices, future oil and natural gas production levels, future exchange rates, the proceeds of anticipated divestitures, the amount of future cash dividends paid by us, the cost of expanding our property holdings, our ability to obtain equipment in a timely manner to carry out development activities, our ability to market our oil and gas successfully to current and new customers, the impact of increasing competition, our ability to obtain financing on acceptable terms, and our ability to add production and reserves through our development and exploration activities. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved.  We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.  These factors include, but are not limited to: the volatility of oil and gas prices; production and development costs and capital expenditures; the imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids; our ability to replace and expand oil and gas reserves; environmental claims and liabilities; incorrect assessments of value when making acquisitions; increases in debt service charges; the loss of key personnel; the marketability of production; defaults by third party operators; unforeseen title defects; fluctuations in foreign currency and exchange rates; inadequate insurance coverage; compliance with environmental laws and regulations; changes in tax laws; foreign exchange rates; the satisfaction of the liquidity and solvency tests imposed by applicable laws for the declaration and payment of dividends; and our ability to access external sources of debt and equity capital.  Further information regarding these factors may be found in the Trust’s financial statements as at and for the financial year ended December 31, 2009 and the related management’s discussion and analysis, in the Trust’s annual information form for the year ended December 31, 2009, in the Arrangement Circular and in the  Trust’s most recent management information circular, quarterly reports, material change reports and news releases.  Copies of our Canadian public filings are available on SEDAR at www.sedar.com.  Our U.S. public filings, including the Trust’s most recent annual report on Form 40-F as supplemented by its filings on Form 6-K, are available at www.sec.com and are incorporated by reference in this prospectus.

We caution that the foregoing list of factors that may affect future results is not exhaustive.  When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of certain material risks in making such an investment.  You should consider carefully such risks together with all risk factors and information included or incorporated by reference in this prospectus, including the applicable risk factors set forth in the section titled “Risk Factors” in the Trust’s annual report on Form 40-F for the fiscal year ended December 31, 2009 filed March 9, 2010, and in the Arrangement Circular, which have been incorporated by reference into this prospectus.  In addition, you should consult your own financial and legal advisors before making an investment.

Changes in market-based factors may adversely affect the trading price of the Common Shares.

The market price of our Common Shares is sensitive to a variety of market based factors including, but not limited to, interest rates, foreign exchange rates and the comparability of the Common Shares to other yield-oriented securities. Any changes in these market-based factors may adversely affect the trading price of the Common Shares.

Low oil and natural gas prices could have a material adverse effect on our results of operations and financial condition, which, in turn, could negatively affect the amount of dividends to our Shareholders and the market price of the Common Shares.

The monthly dividends we pay to our Shareholders and the market price of the Common Shares depend, in part, on the prices we receive for our oil and natural gas production. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond our control. While oil prices are set in a much broader global market, natural gas prices are largely dependent on North American economies. Additional factors include:

—	global energy policy, including the ability of OPEC to set and maintain production levels for oil;

—	geo-political conditions;

—	worldwide economic conditions;

—	weather conditions including weather-related disruptions to the North American natural gas supply;

—	the supply and price of foreign oil and natural gas;

—	the level of consumer demand;

—	the price and availability of alternative fuels;

—	the proximity to, and capacity of, transportation facilities;

—	the effect of worldwide energy conservation measures; and

—	government regulation.

Declines in oil or natural gas prices could have an adverse effect on our operations, financial condition and proved reserves and ultimately on the market price of the Common Shares and our ability to pay dividends to our Shareholders.

The amount of future dividends, if any, may vary.

The amount of future cash dividends, if any, will be subject to the discretion of our board of directors and may vary depending on a variety of factors and conditions existing from time to time, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates and the satisfaction of the liquidity and solvency tests imposed by the ABCA for the declaration and payment of dividends.  Depending on these and various other factors, many of which will be beyond the control of our board of directors and management team, we will change our dividend policy from time to time and as a result, future cash dividends could be reduced or suspended entirely.  The market value of the Common Shares may deteriorate if we reduce or suspend the amount of the cash dividends that we pay in the future and such deterioration may be material.  Furthermore, the future treatment of dividends for tax purposes will be subject to the nature and composition of our dividends and potential legislative and regulatory changes.

Dividends may be reduced during periods of lower operating cash flow, which result from lower commodity prices and the decision by us to make capital expenditures using cash flow.  A reduction in dividends could also negatively affect the market price of the Common Shares.

Production and development costs incurred with respect to properties, including power costs and the costs of injection fluids associated with tertiary recovery operations, reduce the income that we receive and, consequently, the amounts we can distribute to our Shareholders.

The timing and amount of capital expenditures will directly affect the amount of income available for dividends to our Shareholders. Dividends may be reduced, or even eliminated, at times when significant capital or other expenditures are planned. To the extent that external sources of capital, including the issuance of additional Common Shares, become limited or unavailable, our ability to make the necessary capital investments to maintain or expand oil and gas reserves and to invest in assets, as the case may be, will be impaired. To the extent that we are required to use cash flow to finance capital expenditures or property acquisitions, the cash we receive will be reduced, resulting in reductions to the amount of cash we are able to distribute to our Shareholders. A reduction in the amount of cash distributed to Shareholders may negatively affect the market price of the Common Shares.

Actual production and reserves will vary from estimates, and those variations could be material and may negatively affect the market price of the Common Shares and dividends to our Shareholders.

The value of the Common Shares will depend upon, among other things, our reserves. In making strategic decisions, we rely upon reports prepared by our independent reserve engineers and our own internal estimates. Estimating future production and reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, our Common Shares. The reserve and cash flow information contained herein represent estimates only. Petroleum engineers consider many factors and make assumptions in estimating reserves.

Those factors and assumptions include:

—	historical production from the area compared with production rates from similar producing areas;

—	the assumed effect of government regulation;

—	assumptions about future commodity prices, exchange rates, production and development costs, capital expenditures, abandonment costs, environmental liabilities, and applicable royalty regimes;

—	initial production rates;

—	production decline rates;

—	ultimate recovery of reserves;

—	marketability of production; and

—	other government levies that may be imposed over the producing life of reserves.

If any of these factors and assumptions prove to be inaccurate, our actual results may vary materially from our reserve estimates. Many of these factors are subject to change and are beyond our control. In particular, changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, our Common Shares. In addition, all such assessments involve a measure of geological and engineering uncertainty that could result in lower production and reserves than anticipated. A portion of our reserves are classified as "undeveloped" and are subject to greater uncertainty than reserves classified as "developed."

In accordance with normal industry practices, we engage independent petroleum engineers to conduct a detailed engineering evaluation of our oil and gas properties for the purpose of estimating our reserves as part of our year end reporting process. As a result of that evaluation, we may increase or decrease the estimates of our reserves. We do not consider an increase or decrease in the estimates of our reserves in the range of up to five percent to be material or inconsistent with normal industry practice. Any significant reduction to the estimates of our reserves resulting from any such evaluation could have a material adverse effect on the value of our Common Shares.

If we are unable to acquire additional reserves, the value of the Common Shares and dividends to our Shareholders may decline.

Our future oil and natural gas reserves and production, and therefore our cash flow, will depend upon our success in acquiring and/or developing additional reserves. If we fail to add reserves by acquiring or developing them, our reserves and production will decline over time as current reserves are produced. When oil and gas from our properties can no longer be economically produced and marketed, our Common Shares will have no value unless additional reserves have been acquired or developed. If we are not able to raise capital on favourable terms, we may not be able to add to or maintain our reserves. If we use our cash flow to acquire or develop reserves, we will reduce our cash available to be distributed to Shareholders. There is strong competition in all aspects of the oil and gas industry, including reserve acquisitions. We will actively compete for reserve acquisitions and skilled industry personnel with other oil and gas companies and organizations. However, we cannot assure you that we will be successful in acquiring additional reserves on terms that meet our objectives.

Future oil and natural gas exploration may involve unprofitable efforts, not only from unsuccessful wells, but also from wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, operating and other costs.  Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs.  In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells.  These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions.  While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

Continued uncertainty in the credit markets may restrict the availability or increase the cost of borrowing required for future development and acquisitions.

Continued uncertainty in domestic and international credit markets could materially affect our ability to access sufficient capital for our capital expenditures and acquisitions and, as a result, may have a material adverse effect on our ability to execute our business strategy and on our financial condition. There can be no assurance that financing will be available or sufficient to meet these requirements or for other corporate purposes or, if financing is available, that it will be on terms appropriate and acceptable to us. Should the lack of financing and uncertainty in the capital markets adversely impact our ability to refinance debt, additional equity may be issued resulting in a dilutive effect on current and future Shareholders.

In the normal course of our business, we have entered into contractual arrangements with third parties that subject us to the risk that such parties may default on their obligations.

We are exposed to third party credit risk through our contractual arrangements with current or future joint venture partners, marketers of our petroleum and natural gas production and other parties. In the event such entities fail to meet their contractual obligations to us, such failures could have a material adverse effect on us and our cash flow from operations. In addition, poor credit conditions in the industry and of joint venture partners may impact a joint venture partner's willingness to participate in our ongoing capital program, potentially delaying the program and the results of such program until we find a suitable alternative partner.

Our operation of oil and natural gas wells could subject us to potential environmental claims and liabilities, which will be funded out of our cash flow and will reduce cash flow otherwise available for dividend to Shareholders.

The oil and natural gas industry is subject to extensive environmental regulation, which imposes restrictions and prohibitions on releases or emissions of various substances produced in association with certain oil and gas industry operations. In addition, Canadian legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of this or other legislation may result in fines or the issuance of a clean-up order. Ongoing environmental obligations will be funded out of our cash flow and could therefore reduce the cash available to be distributed to our Shareholders.

We may be unable to successfully compete with other industry participants, which could negatively affect the market price of the Common Shares and dividends to our Shareholders.

There is strong competition in all aspects of the oil and gas industry. We will actively compete for capital, skilled personnel, undeveloped lands, reserve acquisitions, access to drilling rigs, service rigs and other equipment, access to processing facilities and pipeline and refining capacity and in all other aspects of its operations with a substantial number of other organizations. Some of those organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market oil and other products on a world-wide basis and, as such, have greater technical, financial and operational resources than us.

Incorrect assessments of value at the time of acquisitions could adversely affect the value of our Common Shares and dividends to our Shareholders.

Acquisitions of oil and gas properties or companies are based in large part on engineering and economic assessments made by independent engineers. These assessments include a series of assumptions regarding such factors as recoverability and marketability of oil and gas, future prices of oil and gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. All such assessments involve a measure of geologic and engineering uncertainty which could result in lower than anticipatedproduction and reserves.

Our indebtedness may limit the amount of dividends that we are able to pay our Shareholders, and if we default on our debts, the net proceeds of any foreclosure sale would be allocated to the repayment of our lenders, note holders and other creditors and only the remainder, if any, would be available for dividend to our Shareholders.

We are indebted under our credit facility and the senior unsecured notes issued from time to time under the 2003 note purchase agreements, the 2005 note purchase agreements, the 2007 note purchase agreements, the 2008 note purchase agreements and the 2010 note purchase agreements (the “Notes”). Certain covenants in the agreements with our lenders and with respect to the Notes may limit the amount of dividends paid to Shareholders. Variations in interest rates, exchange rates and scheduled principal repayments could result in significant changes in the amount we are required to apply to the service of our outstanding indebtedness. If we become unable to pay our debt service charges or otherwise cause an event of default to occur, our lenders may foreclose on, or sell, our properties. The net proceeds of any such sale will be allocated firstly to the repayment of our lenders and other creditors and only the remainder, if any, would be payable to Shareholders. In addition, we may not be able to refinance some or all of these debt obligations through the issuance of new debt obligations on the same terms, and we may be required to refinance through the issuance of new debt obligations on less favourable terms or through the issuance of additional securities or through other means. In any such event, the amount of cash available for dividend may be diluted or adversely impacted and such dilution or impact may be significant.

We are dependent on our management and the loss of our key management and other personnel could negatively impact our business.

Our Shareholders are entirely dependent on our management with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves, the management and administration of all matters relating to our properties and administration. The loss of the services of key individuals who currently comprise our management team could have a detrimental effect on us. In addition, increased activity within the oil and gas sector can increase the cost of goods and services and make it more difficult to attract and retain qualified professional staff.

A decline in our ability to market our oil and natural gas production could have a material adverse effect on production levels or on the price received for production, which, in turn, could reduce dividends to our Shareholders and affect the market price of the Common Shares.

The marketability of our production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. United States federal and state and Canadian federal and provincial regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors dramatically change, the financial impact on us could be substantial. The availability of markets is beyond our control.

The operation of a portion of our properties is largely dependent on the ability of third party operators, and harm to their business could cause delays and additional expenses in our receiving revenues, which could negatively affect the market price of the Common Shares and dividends to our Shareholders.

The continuing production from a property, and to some extent the marketing of production, is dependent upon the ability of the operators of our properties. Approximately 37 percent of our properties are operated by third parties, based on daily production. If, in situations where we are not the operator, the operator fails to perform these functions properly or becomes insolvent, revenues may be reduced. Revenues from production generally flow through the operator and, where we are not the operator; there is a risk of delay and additional expense in receiving such revenues.

The operation of the wells located on properties not operated by us are generally governed by operating agreements which typically require the operator to conduct operations in a good and workman-like manner.  Operating agreements generally provide, however, that the operator will have no liability to the other nonoperating working interest owners for losses sustained or liabilities incurred, except such as may result from gross negligence or wilful misconduct. In addition, third-party operators are generally not fiduciaries with respect to us or our Shareholders. As owner of working interests in properties not operated by us, we will generally have a cause of action for damages arising from a breach of the operator's duty. Although not established by definitive legal precedent, it is unlikely that we or our Shareholders would be entitled to bring suit against third party operators to enforce the terms of the operating agreements. Therefore, our Shareholders will be dependent upon us, as owner of the working interest, to enforce such rights.

Our dividends and the market price of the Common Shares could be adversely affected by unforeseen title defects, which could reduce dividends to our Shareholders.

Although title reviews are conducted prior to any purchase of significant resource assets, such reviews cannot guarantee that an unforeseen defect in the chain of title will not arise to defeat our title to certain assets. Such defects could reduce the amount of cash flow, possibly resulting in lower dividends to our Shareholders which could result in a lower market price of the Common Shares.

Fluctuations in foreign currency exchange rates could adversely affect our business, the market price of the Common Shares and dividends to our Shareholders.

World oil prices are quoted in United States dollars and the price received by Canadian producers is therefore affected by the Canadian/United States dollar exchange rate which fluctuates over time. A material increase in the value of the Canadian dollar may negatively impact our net production revenue and cash flow. To the extent that we have engaged, or in the future engage, in risk management activities related to commodity prices and foreign exchange rates, through entry into oil or natural gas price commodity contracts and foreign exchange contracts or otherwise, we may be subject to unfavourable price changes and credit risks associated with the counterparties with which we contract.

A decline in the value of the Canadian dollar relative to the United States dollar provides a competitive advantage to United States companies in acquiring Canadian oil and gas properties and may make it more difficult for us to replace reserves through acquisitions.

We may incur material costs as a result of compliance with health, safety and environmental laws and regulations which could negatively affect our financial condition and, therefore, reduce dividends to our Shareholders and decrease the market price of the Common Shares.

Compliance with environmental laws and regulations could materially increase our costs. We may incur substantial capital and operating costs to comply with increasingly complex laws and regulations covering the protection of the environment and human health and safety. In particular, we may be required to incur significant costs to comply with legislation and regulations to reduce emissions of greenhouse gases into the air. See "Industry Conditions" in the Annual Information Form of the Trust (the “AIF”), which is part of the Trust’s Annual Report on Form 40-F for the year ended December 31, 2009 and is incorporated by reference herein.

Lower oil and gas prices increase the risk of write-downs of our oil and gas property investments which could be viewed unfavourably in the market or could limit our ability to borrow funds or comply with covenants contained in our current or future credit agreements or other debt instruments.

Under Canadian accounting rules, the net capitalized cost of oil and gas properties may not exceed a "ceiling limit" which is based, in part, upon estimated future net cash flows from reserves. If the net capitalized costs exceed this limit, we must charge the amount of the excess against earnings. As oil and gas prices decline, our net capitalized cost may approach and, in certain circumstances, exceed this cost ceiling, resulting in a charge against earnings. Under United States accounting rules, the cost ceiling is generally lower than under Canadian rules because the future net cash flows used in the United States ceiling test are based on proven reserves only.  Accordingly, we would have more risk of a ceiling test write-down in a declining price environment if we reported under United States generally accepted accounting principles. While these write-downs would not affect cash flow, the charge to earnings could be viewed unfavourably in the market or could limit our ability to borrow funds or comply with covenants contained in our current or future credit agreements or other debt instruments.

Changes to accounting policies, including the implementation of IFRS, may result in significant adjustments to our financial results, which could negatively impact our business, including increasing the risk of failing a financial covenant contained within our credit facility.

In January 2006, the CICA Accounting Standards Board ("AcSB") adopted a strategic plan for the direction of accounting standards in Canada. As part of that plan, the AcSB confirmed in February 2008 that IFRS will replace Canadian GAAP in 2011 for Canadian publicly accountable enterprises. While IFRS uses a conceptual framework similar to Canadian GAAP, there are significant differences that must be evaluated. The implementation of IFRS may result in significant adjustments to our financial results, which could negatively impact our business, including increasing the risk of failing a financial covenant contained within our credit facility. At this time, we cannot reasonably quantify the full impact that adopting IFRS will have on our financial position and future results. For information regarding the impact that IFRS will have on our accounting policies and financial statements, see "International Financial Reporting Standards (IFRS)" in the Annual MD&A andthe Third Quarter MD&A, which documents are incorporated by reference herein.

The ability of investors resident in the United States to enforce civil remedies may be negatively affected for a number of reasons.

We are an Alberta corporation. We have our principal places of business in Canada. All of our directors and officers are residents of Canada and all or a substantial portion of our assets and of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to affect service of process within the United States upon us or such persons or to realize in the United States upon judgments of courts of the United States predicated upon civil remedies under the United States Securities Act of 1933, as amended. Investors should not assume that Canadian courts:

—
will enforce judgments of United States courts obtained in actions against us or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States; or

—	will enforce, in original actions, liabilities against us or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

Future acquisitions may result in substantial future dilution of your Common Shares.

One of our objectives is to continually add to our reserves through acquisitions and through development. Our success is, in part, dependent on our ability to raise capital from time to time. Shareholders may also suffer ilution in connection with future issuances of Common Shares.

Canadian and United States practices differ in reporting reserves and production and our estimates may not be comparable to those of companies in the United States.

We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.

We incorporate additional information with respect to production and reserves which is either not required to be included or prohibited under rules of the SEC and practices in the United States. We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments). We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves. The SEC permits, but does not require, the disclosure of reserves based on forecast prices and costs.

The documents incorporated by reference herein may include estimates of proved, proved plus probable and possible reserves, as well as contingent resources. The SEC permits, but does not require, the inclusion of estimates of probable and possible reserves in filings made with it by United States oil and gas companies. The SEC does not permit the inclusion of estimates of contingent resources in reports filed with it by United States companies.

Shareholders who are U.S. persons face certain income tax risks.

The United States federal income tax risks related to owning and disposing of our Common Shares include the following:

—
A non-United States entity treated as a corporation for United States federal income tax purposes will be a passive foreign investment company ("PFIC") if it generates primarily passive income or the greater part of its assets generate, or are held for the production of, passive income. We are currently not a PFIC although no assurance can be given that we will not be a PFIC in 2011 or thereafter. If we were classified as a PFIC, for any year during which a United States Shareholder owns Common Shares, such United States Shareholder would generally be subject to special adverse rules including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends. Certain elections may be available to a United States Shareholders if we were classified as a PFIC to alleviate these adverse tax consequences.

Changes in government regulations that affect the crude oil and natural gas industry could adversely affect us and reduce our dividends to our Shareholders.

The oil and gas industry in Canada is subject to federal, provincial and municipal legislation and regulation governing such matters as land tenure, prices, royalties, production rates, environmental protection controls, the exportation of crude oil, natural gas and other products, as well as other matters. The industry is also subject to regulation by governments in such matters as the awarding or acquisition of exploration and production rights, oil sands or other interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields and mine sites (including restrictions on production) and possibly expropriation or cancellation of contract rights.

Government regulations may change from time to time in response to economic or political conditions. The exercise of discretion by governmental authorities under existing regulations, the implementation of new regulations or the modification of existing regulations affecting the crude oil and natural gas industry could reduce demand for crude oil and natural gas or increase our costs, either of which would have a material adverse impact on us.  See "Industry Conditions" in the AIF which is incorporated by reference herein.

Terrorist attacks and the threat of terrorist attacks may have an adverse impact on us.

Energy sector participants, including us, are a potential target for terrorists. The possibility that infrastructure facilities may be direct targets of, or indirect casualties of, an act of terror and the implementation of security measures as a precaution against possible terrorist attacks will result in increased cost to our business.

Delays in business operations could adversely affect dividends to Shareholders and the market price of the Common Shares.

In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of our properties, and the delays of those operators in remitting payment to us, payments between any of these parties may also be delayed by:

—	restrictions imposed by lenders;

—	accounting delays;

—	delays in the sale or delivery of products;

—	delays in the connection of wells to a gathering system;

—	blowouts or other accidents;

—	adjustments for prior periods;

—	recovery by the operator of expenses incurred in the operation of the properties; or

—	the establishment by the operator of reserves for these expenses.

Any of these delays could reduce the amount of cash available for dividend to Shareholders in a given period and expose us to additional third party credit risks.

Changes in market-based factors may adversely affect the trading price of the Common Shares.

The market price of our Common Shares is sensitive to a variety of market based factors including, but not limited to, interest rates, foreign exchange rates and the comparability of the Common Shares to other yieldoriented securities. Any changes in these market-based factors may adversely affect the trading price of the Common Shares.

The industry in which we operate exposes us to potential liabilities that may not be covered by insurance.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts, sour gas releases and spills, each of which could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment or personal injury. In particular, we may explore for and produce sour natural gas in certain areas. An unintentional leak of sour natural gas could result in personal injury, loss of life or damage to property and may necessitate an evacuation of populated areas, all of which could result in liability to us. In accordance with industry practice, we are not fully insured against all of these risks, nor are all such risks insurable. Although we maintain liability insurance in an amount that we consider consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits, in which event we could incur significant costs. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations. Losses resulting from the occurrence of any of these risks may have a material adverse effect on our business, financial condition, results of operations and prospects. While we have both safety and environmental policies in place to protect our operators and employees and to meet regulatory requirements in areas where we operate, any costs incurred to repair damages or pay liabilities would reduce the funds available for dividend to the Shareholders.

If there are delays in our projects, this may delay our expected revenues from operations.

We manage a variety of small and large projects in the conduct of our business. Project delays may delay expected revenues from operations. Significant project cost over-runs could make a project uneconomic. Our ability to execute projects and market oil and natural gas depends upon numerous factors beyond our control, including:

—	the availability of processing capacity;

—	the availability and proximity of pipeline capacity;

—	the availability of storage capacity;

—	the supply of and demand for oil and natural gas;

—	the availability of alternative fuel sources;

—	the effects of inclement weather;

—	the availability of drilling and related equipment;

—	unexpected cost increases;

—	accidental events;

—	currency fluctuations;

—	changes in regulations;

—	the availability and productivity of skilled labour; and

—	the regulation of the oil and natural gas industry by various levels of government and governmental agencies.

Because of these factors, we could be unable to execute projects on time, on budget or at all, and may not be able to effectively market the oil and natural gas that we produce.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls.

Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Our inability to deal with this growth may have a material adverse effect on our business, financial condition, results of operations and prospects.

Certain of our directors are also directors of other oil and gas companies and as such may, in certain circumstances, have a conflict of interest requiring them to abstain from certain decisions.

Certain of our directors are also directors of other oil and gas companies and as such may, in certain circumstances, have a conflict of interest requiring them to abstain from certain decisions. Conflicts, if any, will be subject to the procedures and remedies of the ABCA.

Our success depends in large measure on certain key personnel.

The loss of the services of key personnel may have a material adverse effect on our business, financial condition, results of operations and prospects. The contributions of the existing management team to our immediate and near term operations are likely to be of central importance. In addition, the competition for qualified personnel in the oil and natural gas industry is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management.

Risk Related To The Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.  The price of our Common Shares may fluctuate between the time you decide to purchase them under the Plan and the time of actual purchase.  In addition, during this time period, you may become aware of additional information that might affect your investment decision.

THE COMPANY

We are an Alberta-based energy company engaged in the business of oil and natural gas exploration, development, and production. We acquire, own and operate working interests and royalty interests in oil and natural gas properties directly and indirectly through our subsidiaries.

We were amalgamated on January 1, 2011 in connection with the Arrangement and are governed by the laws of the Province of Alberta.  Our Common Shares are listed on the TSX under the trading symbol “PGF” and on the New York Stock Exchange (“NYSE”) under the trading symbol “PGH”.  Our market capitalization as at January 10, 2011 was approximately U.S. $4,165,750,000.  The total long term debt of the Trust as at September 30, 2010 was approximately Ca. $1,019,485,000.  For a more detailed discussion of our Common Shares, see "Description of the Common Shares To Be Registered" below.

We have adopted a monthly dividend policy with an initial dividend rate of Cdn. $0.07 per Common Share, which will be paid on or about the 15th day or the next business day of each month following the end of each month to Shareholders of record at the end of such month.  Our first monthly dividend is anticipated to be declared payable on February 15, 2011 to shareholders of record on January 31, 2011.  Notwithstanding the foregoing, actual future cash dividends, if any, are subject to the discretion of our board of directors, and may vary depending on a variety of factors and conditions existing from time to time, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates and the satisfaction of the liquidity and solvency tests imposed by the ABCA for the declaration and payment of dividends.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such Common Shares may be issued or acquired.  The amount of the proceeds that we may receive will depend on the number of participants in the Plan, the amount of the monthly dividends that we pay and the amount invested by participants in additional Common Shares through the optional cash purchase component of the Plan (see “The Plan” below).  We do not expect the amount of proceeds that we receive to be material.  The net proceeds from the sale of our Common Shares will be principally used to increase working capital and for other general purposes.

THE PLAN

Purpose of the Plan

The purpose of the Plan is to provide eligible Shareholders with a means to: (i) reinvest dividends declared and payable to them as Shareholders, net of withholding taxes, if any, into additional Common Shares without paying any brokerage commissions associated with the plan and at a 5% discount to the Average Market Price; and (ii) invest optional cash payments by purchasing additional Common Shares without paying any brokerage commissions associated with the plan at a 5% discount to the Average Market Price.  However, participants who enroll in the Plan through a broker, trust company, bank or other nominee may be subject to fees in accordance with their agreement with their nominee.

Dividends will be paid on or about the 15th day or the next business day of each month following the end of each month to shareholders of record at the end of such month or such other date as our board of directors may determine (the “Record Date”).  However, actual future cash dividends, if any, will be subject to the discretion of our board of directors and may vary depending on a variety of factors and conditions existing from time to time, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates and the satisfaction of the liquidity and solvency tests imposed by the ABCA for the declaration and payment of dividends.

Participation in the Plan

You are eligible to participate in the Plan if you are a registered or beneficial holder of at least one Common Share, resident in Canada or the United States and meet the requirements outlined below.

Registered Shareholders are eligible to enroll in the Plan, and may do so by completing an enrollment form online or by downloading and duly completing an enrollment form and sending it to Computershare Trust Company of Canada (the “Plan Agent”) at the address set out in “Notices” below.  Beneficial Shareholders whose Common Shares are not registered in their own names may participate in the Plan by either: (a) having their Common Shares transferred into their own names; or (b) by instructing their broker, trust company, bank or other nominee to participate in the Plan on their behalf while maintaining the Common Shares in their nominee's account.  It is not necessary for beneficial Shareholders to remove their Common Shares from their account with a broker or other nominee to enroll in the Plan.  You may obtain an enrollment form at any time from www.computershare.com/investorcentrecanada or www.pengrowth.com.  If you are a registered Shareholder, once you have enrolled in the Plan, you will remain enrolled until terminated in accordance with the terms of the Plan.  See “Amendments, Suspension or Termination of Plan and Plan Agent” below.  Please note that not all nominees will allow, nor is any nominee required to allow, your participation in the Plan.  If you wish to participate and your nominee does not allow it, it is your responsibility to either transfer your Common Shares to a different nominee allowing participation or into your own name and enroll directly.

Only residents of Canada and the United States are currently allowed to participate in the Plan. Shareholders resident in other jurisdictions shall be allowed to participate in the Plan only after we determine that participation should be made available to those Shareholders, taking into account the necessary steps to comply with the laws relating to the offering and the sale of Common Shares in the jurisdictions of residence of those Shareholders.

If the Common Shares are registered in more than one name, all registered Shareholders must sign the enrollment form.  In addition, if your holdings are registered in different names (e.g. full name on some Common Share certificates and initials and surname on other Common Share certificates), a separate enrollment form must be completed for each different registration name.  If dividends from all Common Share holdings are to be reinvested under one account, the registration names must be identical.

Any Common Shares acquired outside of the Plan which are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan.  If you purchase additional Common Shares outside of the Plan, you are advised to contact the Plan Agent to ensure that all Common Shares you own are enrolled in the Plan.

Your participation in the Plan in respect of the reinvestment of cash dividends will commence as of the Record Date for any given Cash Dividend Date following receipt by the Plan Agent of a duly completed enrollment form, provided that, the Plan Agent received the form no later than five business days immediately preceding the Record Date.  If your enrollment form is received by the Plan Agent after such date, the cash dividend will be paid to you in the usual manner and participation in the Plan will be considered for the next Cash Dividend Date.

If you sell or transfer Common Shares that were previously registered in your name, the reinvestment of dividends will cease in respect of the Common Shares that have been sold or transferred.

Optional Common Share Purchases Pursuant to the Plan

Additionally, participants are eligible to make cash investments through optional cash payments which will be invested in Common Shares by the Plan Agent on the same basis as provided in the Plan for dividends. Participants may invest up to the Maximum Contribution Amount or the Maximum U.S. Contribution Amount, as applicable, through such optional cash payments.

If you are a registered owner of Common Shares, and wish to invest through optional cash payments, the Plan Agent must receive the enrollment form no later than 5:00 p.m. (E.S.T.) on or before the Record Date relating to the Cash Dividend Date to be eligible to be invested on the Cash Dividend Date.  Payments received after such time will be considered for investment on the following Cash Dividend Date.  Cheques received by the Plan Agent in respect of optional cash payments will be cashed as soon as practicable by the Plan Agent to ensure that payment will not be denied for insufficient funds by the Cash Dividend Date.  No interest will be paid on any amounts held pending investment.

Method of Purchase

Under the terms of the Plan, you may direct the Plan Agent to reinvest all cash dividends, net of withholding taxes, if any, on Common Shares registered or held in your name to purchase new Common Shares.  Cash dividends payable on Common Shares registered for a participant in the Plan, after deduction of any applicable withholding tax, will be paid to the Plan Agent and applied automatically by the Plan Agent on each Cash Dividend Date to the purchase of Common Shares for that participant.  Cash investments will be similarly applied by the Plan Agent towards purchases of Common Shares for that participant.  The Plan Agent will credit the additional Common Shares to the participant’s or its nominee’s account.

If any amounts withheld are subsequently refunded in respect of such withholding taxes by the Canada Revenue Agency they will be forwarded directly to each Shareholder and shall not be used to purchase additional Common Shares pursuant to the Plan.  The Plan operates in Canadian funds and, as a result, the price of Common Shares acquired through both the reinvestment of cash dividends and the optional cash payment will be reflected in Canadian dollars.  The Bank of Canada noon rate on the relevant Record Date will be applied to all dividends received in U.S. dollars, for the sole purpose of determining the amount of the dividends reinvested in Canadian dollars.

Optional cash payments will be applied to purchase additional Common Shares from treasury on the Cash Dividend Date.  The Bank of Canada noon rate on the relevant Cash Dividend Payment Date will be applied to all optional cash payments received in U.S. dollars, for the sole purpose of determining the amount of optional cash payments to be reinvested in Canadian dollars.  We may not issue pursuant to optional cash payments more than the maximum number of Common Shares from treasury permitted by applicable laws and regulatory policies in any financial year (as at January 2011 this maximum was equal to 2% of the number of Common Shares outstanding at the start of the financial year).  Pengrowth and the Plan Agent will not accept any optional cash payments beyond this limit.

Purchase Price

The price of the Common Shares issued from treasury for either reinvesting cash dividends or investing optional cash payments will be equal to 95% of the weighted average closing price of the Common Shares on the TSX for each of the five trading days immediately preceding the Cash Dividend Date.

Notwithstanding the foregoing, in the case of the $0.07 distribution (the “Final Distribution”) declared and payable by the Trust under the Arrangement to shareholders who were deemed to be participants in the Plan pursuant to the Arrangement, the price for the Common Shares issued by us from treasury under the Plan will be equal to 95% of the weighted average closing price of the Common Shares and /or trust units of the Trust for each of the 20 trading days immediately prior to the payment date of the Final Distribution.

Fractional Common Shares

A participant's pro rata entitlement to Common Shares purchased pursuant to the Plan may result in the participant holding a fraction of a Common Share. The rounding of any fractional interest is determined by the Plan Agent using such methods as it deems appropriate in the circumstances.

Administration

The Plan Agent will administer the Plan for the participants.  Its responsibilities include:

—	effecting participation in the Plan by participants upon receipt of a duly completed enrollment form;

—	maintaining an account for each participating Shareholder;

—	receiving eligible funds;

—	purchasing and crediting the Common Shares accumulated under the Plan to each participant’s account;

—	sending statements of accounts to the participants approximately three weeks after each investment; and

—	other duties required by the Plan or necessary or desirable to fulfill the aims of the Plan.

Participants’ Accounts and Reports

The Plan Agent will maintain an account for each participating registered Shareholder in the Plan.  A statement of account will be mailed by the Plan Agent to each participating registered Shareholder approximately three weeks after each investment, on a monthly basis. This statement will set out the amount of the cash dividends, net of any withholding tax, paid on the participant's Common Shares for the relevant period, the total amount of any optional cash payments received from this participant during the period, the number of additional Common Shares purchased through the Plan for the period, the dates of these purchases, the applicable purchase price per Common Share and the updated total number of Common Shares being held for the participant in the Plan.  These statements are a participant's continuing record of the cost of purchases and should be kept for tax purposes.  In addition, each participant will receive the appropriate information annually for reporting dividends for tax purposes. Beneficial holders will receive statements from their brokerage, bank, trust company or other nominee pursuant to their agreements with such nominees.

Federal Anti-Terrorism and Anti-Money Laundering Legislation

Federal anti-terrorism and anti-money laundering legislation requires that participants wishing to make optional cash payments provide certain personal information.  If an optional cash payment is being made, participants will be required to complete the Optional Cash Purchase – Participant Declaration Form and submit it to the Plan Agent with their completed Enrollment and Authorization Form.

Offerings

If we make available to our registered Shareholders any rights to subscribe for additional Common Shares or other securities, rights and certificates will be forwarded to participants in the Plan in proportion to the number of whole Common Shares being held for them.  Such rights will not be made available for any fraction of a Common Share held for a participant.

Common Share Dividends and Common Share Splits

Any Common Share dividend (other than a Common Share dividend paid as a result of participation in the Plan) and any Common Shares resulting from a Common Share split, will be credited to the participant’s account based on the whole and fractional Common Shares being held for the participant in the Plan.  Certificates for Common Shares resulting from such a Common Share dividend or Common Share split on Common Shares held in certificate form by a participant will be mailed directly to the participant in the same manner as to holders of Common Shares who are not participating in the Plan.

Common Share Certificates

Generally, certificates for new Common Shares purchased through the Plan will be held for participants and reported on the statement of account.  This service protects against loss, theft or destruction of Common Share certificates. However, participants who require a Common Share certificate but who do not wish to terminate participation in the Plan may obtain a certificate for any number of whole Common Shares held in their account by written request to the Plan Agent. A certificate will not be issued for a fraction of a Common Share. A participant’s account will be credited with the number of additional Common Shares, including fractions computed to six decimal places, which is equal to the amount to be invested for such a participant divided by the applicable purchase price.  Full investment of cash dividends and optional cash payments is possible under the Plan because fractions of Common Shares as well as whole Common Shares will be credited to a participant’s account.

Common Shares issued pursuant to the Plan will initially be registered in the name of Computershare Trust Company of Canada, as Plan Agent for the participants.  If Computershare Trust Company of Canada ceases to act as the Plan Agent under the Plan, another plan agent will be designated by us.  Consequently, certificates for whole Common Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Commissions and Administrative Costs

There is no charge to participants for reinvesting dividends or for investing optional cash payments pursuant to the Plan.  The Plan Agent’s fees for reinvesting dividends and for investing optional cash payments will be paid by us.  No brokerage charges will be incurred with respect to the issuance of Common Shares from treasury for reinvesting dividends or for investing optional cash payments.  However, Shareholders who enroll in the Plan through a broker, trust company, bank or other nominee may be subject to fees in accordance with their agreement with their nominee.

Responsibilities of the Corporation and the Plan Agent

Neither Pengrowth nor the Plan Agent shall be liable for any act undertaken or omitted in good faith, or have any duties, responsibilities or liabilities except as are expressly set forth in the Plan or as required by law.  In particular, Pengrowth and the Plan Agent must comply with all applicable laws now or hereafter in force which may impose a duty to permit any properly authorized party to have access to and examine and make copies of any records relating to the Plan.

Participants should recognize that neither Pengrowth nor the Plan Agent can assure a profit or protect against a loss on Common Shares purchased under the Plan.

Withdrawal of Common Shares

For registered holders, generally, Common Shares purchased through the Plan will be held for participants and reported on the statement of account.  Such Common Shares may not be sold, pledged or otherwise transferred by a participant.  Participants who wish to sell, pledge or otherwise transfer all or part of such Common Shares or who otherwise wish to have them registered in their names, but do not wish to terminate their participation in the Plan, may do so by duly completing the withdrawal portion of the voucher located on the reverse of the statement of account and sending it to the Plan Agent. A duplicate statement copy containing the voucher may be obtained from the Plan Agent at the address below or online at www.pengrowth.com.  Certificates will generally be issued to a participant within three weeks of receipt by the Plan Agent of the withdrawal request.  Certificates will not be issued for fractions of a Common Share.  Please note that cash dividends on the certificated Common Shares will, until such Common Shares are sold or otherwise transferred, continue to be reinvested under the Plan, as will cash dividends on any Common Shares remaining in the participant’s account.

Plan accounts are maintained in the names in which certificates were registered with us at the time the participant enrolled in the Plan.  Consequently, certificates for whole Common Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Termination of Participation

Registered participants may terminate their participation in the Plan by duly completing the termination portion of the voucher on the reverse of the statement of account and sending it to the Plan Agent.  A duplicate statement copy containing the voucher may be obtained from the Plan Agent at the address below.  If the termination request form is not signed by the registered holder, sufficient evidence of another’s authority to act on behalf of the registered holder must be supplied.  If the termination request form is not received by the Plan Agent at least five business days before a Record Date, settlement of the participant’s account will not commence until after the next investment has been completed.

If a participant in the Plan sells or transfers Common Shares that were previously registered in their name, reinvestment of dividends will cease in respect of the Common Shares that have been sold or transferred.  Common Shares enrolled in the Plan that remain registered in the name of the participant will continue to receive Dividend Reinvestment.

Generally, a request for termination will be processed within three weeks of the receipt by the Plan Agent of the termination request form or within three weeks after the next Cash Dividend Date.  No termination request will be processed between the Record Date and the date that is five business days following receipt from us of the price of the Common Shares for the purposes of the reinvestment of dividends.

When a participant terminates its participation in the Plan or when the Plan is terminated by us, the participant will receive a certificate for the whole Common Shares in the participant’s account, a cheque, in Canadian or U.S. funds, as applicable, representing payment for any fraction of a

Common Share and the return of any uninvested optional cash payments within three weeks of the receipt by the Plan Agent of the termination request form or within three weeks after the next Cash Dividend Date.  The cash payment for any fraction of a Common Share will be based on the price at which Common Shares would have been issued from treasury on the preceding Cash Dividend Date, regardless of whether any Common Shares were actually issued from treasury.  The Plan Agent will not sell Common Shares on behalf of a participant or pay cash to a participant other than in respect of fractional Common Shares and in respect of any uninvested optional cash payments.

Participation in the Plan will be terminated upon receipt by the Plan Agent of evidence satisfactory to the Plan Agent of Pengrowth of the death of a participant.  In such case, a certificate for the whole Common Shares in the participant’s account will be issued in the name of the estate of the deceased participant along with a cheque representing payment for any fraction of a Common Share in the account and the return of any uninvested optional cash payments to the estate of the deceased participant.  Requests for issuance of a certificate and/or a payment for a fractional Common Share in the name of an estate must be accompanied by appropriate documentation.

After termination of participation in the Plan, all cash dividends will be paid to the registered holder of the Common Shares by cheque.

Common Share Voting

We will mail to all participants proxy materials including a form of proxy representing both the Common Shares for which they have certificates and the whole number of Common Shares held under the Plan.  Common Shares will be voted in accordance with the directions on proxy cards duly executed and timely returned.

Amendments, Suspension or Termination of the Plan

We reserve the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect which would prejudice the interests of the participants.  Without limiting the generality of the foregoing, we may suspend or terminate the Plan with respect to the residents of any jurisdiction in which compliance with applicable securities laws would be, in our sole judgment, impracticable or unduly expensive.  Any amendment to the Plan must be pre-cleared by the TSX.  Participants will be sent written notice of any such amendment, suspension or termination that affects them.  If the Plan is terminated by us, participants will receive a certificate registered in their name for whole Common Shares being held for them, a cheque in payment for any fraction of a Common Share and the return of any uninvested optional cash payments.

Notices

All notices required to be given to a participant in the Plan will be mailed to the participant at the most recent address shown on the records of the Plan Agent.

All communications to the Plan Agent and requests for forms or information regarding the Plan, should be directed to:

COMPUTERSHARE TRUST COMPANY OF CANADA
100 University Avenue, 9th Floor, North Tower
Toronto, Ontario
M5J 2Y1
Canada

Attention:                      Dividend Reinvestment Department

or by calling the National Customer Contact Centre at 1-800-564-6253 (Toll free in North America) or 1-514-982-7555 or by visiting www.computershare.com/services.

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular participant.  It is the responsibility of participants in the Plan to consult their own tax advisors with respect to the tax consequences of participation in the Plan in their respective country of residence.

Certain Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares (i) who is a Plan participant, or (ii) who is not a registered holder of Common Shares but who has instructed their broker, trust company, bank or other nominee to participate in the Plan on their behalf while maintaining the Common Shares in their nominee's account (each, a "Plan Participant"). This summary is based on the provisions of the Income Tax Act (Canada) and the regulations thereunder (together, the "Act"), all specific proposals to amend the Act or the regulations publicly announced by the government of Canada, and the published administrative practices of the Canada Revenue Agency (the "CRA"), all as of the date hereof. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any other country.

This summary assumes that all Common Shares held by a Plan Participant, including Common Shares acquired under the Plan, are held by the Plan Participant as capital property. Generally, the Common Shares will be considered to be capital property of a Plan Participant unless the Plan Participant holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the Plan Participant acquired the shares in one or more transactions considered to be part of an adventure or concern in the nature of trade. Certain Canadian Participants (defined below) who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election under subsection 39(4) of the Act to treat all of their "Canadian securities" (as defined in the Act) as capital property.

This summary is not applicable to a Plan Participant that is a "specified financial institution" (as defined in the Act), or to a Plan Participant an interest in which is a "tax shelter investment" (as defined in the Act), or, for the purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a "financial institution" (as defined in the Act).

Canadian Participants

This portion of this summary applies to a Plan Participant who, at all relevant times and for the purposes of the Act, is or is deemed to be resident of Canada (each, a "Canadian Participant").

Acquisition of Common Shares

The cost to a Canadian Participant of Common Shares acquired pursuant to the optional cash payment component of the Plan will be equal to the amount of optional cash payments made by the Canadian Participant. The cost to a Canadian Participant of Common Shares acquired pursuant to the dividend reinvestment component of the Plan will be equal to the amount of the reinvested dividend.  The cost of Common Shares acquired pursuant to the Plan by the Canadian Participant must be averaged with the cost of all other Common Shares held by the Canadian Participant as capital property for the purpose of determining the adjusted cost base of all Common Shares held.

It is the longstanding administrative practice of the CRA that a benefit will not be assessed in respect of the reinvestment of dividends in additional shares under a dividend reinvestment plan as long as the amount paid for the additional shares is not less than 95% of their fair market value.  Accordingly, no benefit should arise on the acquisition of Common Shares pursuant to the dividend reinvestment component of the Plan.

It is not certain whether a benefit will arise on the acquisition of Common Shares pursuant to the optional cash payment component of the Plan where the purchase price for such shares is less than fair market value.  However, the CRA has stated that it will not apply its administrative practice discussed above to optional cash payments and, as the result, the CRA is of the view that the amount by which the fair market value of any shares acquired pursuant to an optional cash payment component on the date of purchase of such shares exceeds the purchase price therefor must be included in the income of the shareholder.  Plan Participants are advised to consult their own tax advisors in respect of the foregoing.  Plan Participants should note that neither Pengrowth nor the Plan Agent is required to provide, and will not be providing, any notice or report to shareholders in respect of any such income.

Dividends

The reinvestment of cash dividends pursuant to the Plan does not relieve a Canadian Participant of any liability for income taxes that may otherwise be payable on such amounts. A Canadian Participant will be treated, for tax purposes, as having received, a taxable dividend equal to the full amount of the cash dividend payable on the Cash Dividend Date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation resident in Canada.  The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an "eligible dividend" for the purposes of the Act (as discussed below).

In the case of an individual, such dividend will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from "taxable Canadian corporations" (as defined in the Tax Act) including the enhanced gross-up and dividend tax credit applicable to dividends designated as an eligible dividend in accordance with the provisions of the Tax Act.  In the case of a corporation, such dividend must be included in computing the corporation's income but generally will be deductible in computing its taxable income.

"Private corporations" (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) generally will be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on such dividends received on the Common Shares to the extent such dividends are deductible in computing taxable income.

Disposition of Common Shares

A Canadian Participant who holds Common Shares as capital property may realize a capital gain (or capital loss) on the sale or exchange of whole and fractional Common Shares acquired through the Plan equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base to the Canadian Participant of such Common Shares plus reasonable costs of disposition. For purposes of determining the amount of any capital gain or capital loss which may result from the disposition of Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares owned and acquired by a Canadian Participant, whether acquired through reinvesting dividends or investing optional cash payments pursuant to the Plan or otherwise acquired outside the Plan.

Taxation of Capital Gains and Capital Losses

Generally, one-half of a capital gain (a taxable capital gain) must be included in a Canadian Participant's income. Subject to and in accordance with the provisions of the Tax Act, a Canadian Participant is required to deduct one-half of a capital loss as an allowable capital loss against taxable capital gains realized in that year, and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years, or in any subsequent year, against net taxable capital gains realized in such years (but not against other income) to the extent and under the circumstances described in the Tax Act. If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Common Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

A Canadian Participant that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Act) for the year which will include an amount in respect of taxable capital gains.

Termination of Participation

When a Canadian Participant's participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Canadian Participant's account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading "Canadian Participants – Dividends" and a capital gain is treated in the manner described above under the heading "Canadian Participants – Capital Gains and Capital Losses".

Alternative Minimum Tax

For the purpose of calculating the alternative minimum tax of a Canadian Participant who is an individual, the actual amount of dividends received (exclusive of the gross-up) and 80% of capital gains are included in the "adjusted taxable income" (as defined in the Act) of that Canadian Participant.

Non-Resident Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are not and are not deemed to be residents of Canada (each, a "Non-Resident Participant").

Acquisition of Common Shares

The tax considerations applicable to a Non-Resident Participant of Common Shares acquired pursuant to the Plan are the same as those described above in respect of Canadian Participants (see Canadian Participants – Acquisition of Common Shares).

It is not certain whether the amount, if any, by which the fair market value of any Common Shares acquired pursuant to the optional cash payment component of the Plan exceeds the purchase price therefor is subject to withholding tax.

Dividends

Any dividends paid or credited to a Non-Resident Participant's Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, the rate of withholding tax applicable to dividends paid on a Common Share to a Non-Resident Participant who is a resident of the United States for purposes of the Canada-U.S.

Income Tax Convention (the “Canada-US Treaty”), who beneficially owns the dividend and who qualifies for the benefits of the Canada-US Treaty will generally be reduced to 15% or, if the Non-Resident Participant is a corporation that owns at least 10% of the voting stock of the Corporation, to 5%. Not all persons who are residents of the United States for purposes of the Canada-US Treaty will qualify for the benefits of the Canada-US Treaty. A Non-Resident Participant who is a resident of the United States is advised to consult its tax advisor in this regard.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Disposition of Common Shares

Capital gains (and capital losses) realized on the disposition of Common Shares by a Non-Resident Participant are generally computed in the same manner as for Canadian Participants (see "Canadian Participants – Disposition of Common Shares").

Taxation of Capital Gains and Capital Losses

A Non-Resident Participant is not subject to Canadian income tax under the Act for any capital gain realized on the sale or deemed disposition of Common Shares unless such shares constitute "taxable Canadian property" (as defined in the Act) to the Non-Resident Participant at the time of disposition. Provided the Common Shares are listed on a designated stock exchange for the purposes of the Tax Act (which currently includes the TSX and NYSE) at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Resident Participant, unless: (1) at any time during the 60-month period immediately preceding the disposition, the Non-Resident Participant, persons with whom the Non-Resident Participant did not deal at arm's length, or the Non-Resident Participant together with all such persons, owned 25% or more of the issued Common Shares or any other class or series of shares of the Corporation; and (2) at any time during such 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource property, timber resource property, or any option in respect of, or interest in, such properties.

Where Common Shares represent taxable Canadian property to the Non-Resident Participant, any capital gain realized on a disposition or deemed disposition of the Common Shares will be subject to taxation in Canada in the same manner as described above in respect of Canadian Participants (see "Canadian Participants – Taxation of Capital Gains and Capital Losses") unless such capital gain is exempt from Canadian tax pursuant to the provisions of an applicable income tax convention between Canada and the country of residence of the Non-Resident Participant.  The current provisions of the Canada-U.S. Treaty do not provide an exemption for Non-Resident Participants who are residents of the United States.

Termination of Participation

When a Non-Resident Participant's participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Non-Resident Participant's account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or capital loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading "Non-Resident Participants – Dividends" and a capital gain will be treated in the manner described above under the heading "Non-Resident Participants – Taxation of Capital Gains and Capital Losses".

Certain United States Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares that participates in the dividend reinvestment component of the Plan (a “U.S. Participant”).  As used in this section, the term "U.S. Holder" means a beneficial owner of a Common Share that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation without regard to the source or (iv) a trust if a U.S. court has primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.  If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of Common Shares, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Common Shares is urged to consult its own tax advisor.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, the Canada-U.S. Tax Treaty and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in U.S. federal income tax consequences to a U.S. Participant that are materially different from those described below. No rulings from the U.S. Internal Revenue Service (the "IRS") have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This summary does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a U.S. Participant in light of such U.S. Participant's particular circumstances and only addresses U.S. Participants that hold Common Shares as capital assets within the meaning of Section 1221 of the Code.  Furthermore, this summary does not address the U.S. federal income tax considerations applicable to U.S. Participants subject to special rules, such as (i) certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; (ii) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (iii) traders in securities that elect to use a mark-to-market method of accounting; (iv) dealers in securities or currencies; (v) persons holding Common Shares in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction; (vi) persons that own directly, indirectly or constructively ten percent or more, by voting power, of the outstanding equity interests of Pengrowth; (vii) persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (viii) persons whose "functional currency" is not the U.S. dollar; (ix) persons subject to the alternative minimum tax; and (x) U.S. expatriates.  In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-U.S. or other government that may be applicable.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made.  Shareholders of Common Shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Amount Includable in Income

The following discussion is applicable except to the extent that the “PFIC” rules (discussed below) apply and provide otherwise.

For U.S. federal income tax purposes, a U.S. Participant will be treated as receiving a distribution in an amount equal to the sum of (i) the fair market value of Common Shares acquired pursuant to the Plan and (ii) any Canadian taxes withheld with respect to the distribution.  For purposes of this paragraph, the “fair market value” of Common Shares so acquired will generally be the average of the high and low sales prices on the dividend payment date as reported by the exchange on which the Common Shares are principally traded, which amount may be higher or lower than the weighted average closing price used to determine the number of Common Shares acquired under the Plan.  The distribution will be includible in income by a U.S. Participant as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of Pengrowth as determined under U.S. federal income tax principles.  Dividends will not be eligible for the dividends received deduction generally allowed to a U.S. corporation on dividends received from a domestic corporation.  Any portion of the distribution in excess of Pengrowth's current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Participant's adjusted tax basis in its Common Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Shares).  To the extent that such distribution exceeds the U.S. Participant's adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Participant's holding period in its Common Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

If Common Shares are readily tradable on an established U.S. securities market, within the meaning of the Code, or if, as is expected, Pengrowth will be eligible for benefits under the Canada-U.S. Tax Treaty, under current law dividends received by non-corporate U.S. Participants will be “qualified dividend income” to such U.S. Participants.  If certain holding period and other requirements (including a requirement that Pengrowth is not a PFIC in the year of the dividend or the preceding year) are met, qualified dividend income received from Pengrowth before January 1, 2013 will be subject to a maximum rate of U.S. federal income tax of 15 percent to a U.S. Participant that is not a corporation, including an individual.

A U.S. Participant’s tax basis for Common Shares received pursuant to the Plan will equal the fair market value of the Common Shares on the dividend payment date.  A U.S. Participant’s holding period for the Common Shares will begin on the day after the dividend payment date.

A U.S. Participant will not realize any taxable income upon withdrawal from or termination of the Plan for the whole Common Shares credited to the U.S. Participant’s account.  A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Common Shares and upon receipt of cash payments for fractional shares credited to such U.S. Participant’s account upon withdrawal from or termination of the Plan.  The amount of such gain or loss will be equal to the difference (if any) between (i) the U.S. dollar value of the amount realized for Common Shares or fraction thereof and (ii) the U.S. Participant’s adjusted tax basis in the Common Shares.  Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant’s holding period for the Common Shares is more than one year at the time of the sale or exchange.  Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates.  The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Participant will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (1) at least 75 percent of its gross income is "passive" income or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

Based on its current operation, Pengrowth believes that it was not a PFIC in 2010 and is not expected to be a PFIC for 2011 or for any subsequent taxable year.  However, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually.  Consequently, there is no assurance that Pengrowth will not become a PFIC for any taxable year during which a U.S. Participant holds Common Shares.

If Pengrowth were classified as a PFIC, for any year during which a U.S. Participant owns Common Shares (regardless of whether Pengrowth continues to be a PFIC), the U.S. Participant would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. Participant makes an election to be taxed under an alternative regime.

Certain elections may be available to a U.S. Participant if Pengrowth were classified as a PFIC.  Pengrowth will provide U.S. Participants with information concerning the potential availability of such elections if Pengrowth determines that it is or will become a PFIC.

Foreign Currency Gains

Taxable dividends with respect to Common Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. The amount realized upon the sale, exchange or other taxable disposition of Common Shares will generally be based on the U.S. dollar value of the Canadian dollars received on the settlement date of the disposition.  If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Participant that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant's U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Common Shares will generally be treated as U.S. source for such purposes. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

U.S. Information Reporting and Backup Withholding

Under some circumstances, a U.S. Participant may be subject to U.S. information reporting and backup withholding tax on distributions paid on Common Shares or from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Participant that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Participant that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Participant that fails to provide the correct taxpayer identification number on Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28 % rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Participant's U.S. federal income tax liability if the required information is timely furnished to the IRS.

Recently Enacted Legislation

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares, subject to certain limitations and exceptions.

New United States return disclosure obligations (and related penalties for failure to disclose) have also been imposed on United States individuals that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also may include the Common Shares.

United States Holders are urged to consult their own tax advisors regarding the possible implications of the recently enacted legislation described above.

DESCRIPTION OF THE COMMON SHARES TO BE REGISTERED

The Common Shares to be offered by this prospectus will be offered to our Shareholders pursuant to participation in the Plan. The Common Shares are currently listed on the TSX under the symbol  “PGF” and the NYSE under the symbol "PGH”.

We are authorized to issue an unlimited number of Common Shares and 10,000,000 preferred shares.

Holders of Common Shares are entitled to notice of, to attend and to one vote per share held at any meeting of our Shareholders (other than meetings of a class or series of our shares other than the Common Shares as such).

Holders of Common Shares will be entitled to receive dividends as and when declared by our board of directors on the Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of shares of Pengrowth ranking in priority to the Common Shares in respect of dividends.

Holders of Common Shares will be entitled in the event of any liquidation, dissolution or winding-up of Pengrowth, whether voluntary or involuntary, or any other distribution of our assets among our Shareholders for the purpose of winding-up our affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of our shares ranking in priority to the Common Shares in respect of return of capital on dissolution, to share rateably, together with the holders of shares of any other class of shares of the Corporation ranking equally with our Common Shares in respect of return of capital on dissolution, in such assets of the Corporation as are available for distribution.

The following tables set forth certain trading information for the trust units of the Trust (which trust units were exchanged for Common Shares on a one-to-one basis pursuant to the Arrangement)  and for our Common Shares on the NYSE and the TSX for the periods indicated.  Prior to January 3, 2011 the trust units of the Trust were listed on the NYSE under the symbol "PGH" and prior to January 10, 2011 such trust units were listed on the TSX under the symbol "PGF.UN".

	NYSE
	(U.S.$)	(U.S.$)
Period	High	Low	Volume
Trust Units
2010
January	10.92	9.72	7,355,078
February	10.73	10.04	5,869,870
March	11.78	10.51	6,912,854
April	11.97	10.97	7,986,861
May	11.60	8.61	11,451,681
June	10.27	8.97	6,620,949
July	10.03	8.85	6,969,592
August	9.98	9.25	5,349,184
September	11.10	9.82	7,834,570
October	11.99	11.02	6,057,204
November	13.10	11.83	8,428,251
December	13.25	12.63	5,324,564

Common Shares
2011
January (3 to 10)	13.08	12.78	1,277,120

	TSX
	($)	($)
Period	High	Low	Volume
Trust Units
2010
January	11.30	10.15	10,678,116
February	11.32	10.62	7,302,202
March	11.96	11.02	15,393,052
April	12.00	11.14	10,886,992
May	11.72	8.50	11,436,919
June	10.42	8.73	11,713,736
July	10.43	9.40	19,638,174
August	10.36	9.86	11,806,987
September	11.44	10.32	18,338,028
October	12.28	11.29	13,490,790
November	13.33	11.84	41,295,117
December	13.38	12.76	15,683,440

2011
January (3 to 7)	13.04	12.76	2,364,625

Common Shares
2011
January 10	13.00	12.79	362,166

EXPENSES*

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

Securities and Exchange Commission Registration Fee	U.S. $14,989
Legal Fees and Expenses	U.S. $55,000
Stock Exchange Listing Fees	U.S. $35,000
Blue Sky Fees and Expenses	U.S. $0
Auditor Fees and Expenses	U.S. $15,000
Other.	U.S. $34,000
Total.	U.S. $153,989

* Estimated (as necessary)

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Pengrowth pursuant to the applicable provisions of the ABCA, our by-laws or indemnity agreements entered into by us with our directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Common Shares being offered by this prospectus will be passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta. Burnet, Duckworth & Palmer LLP has, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States.  The statements made in this prospectus as to matters of United States tax law have been reviewed for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

 EXPERTS

The annual financial statements have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and audited and opined on, as at February 5, 2010, and effective December 31, 2009, by GLJ Petroleum Consultants Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and report of GLJ Petroleum Consultants Ltd., given upon the authority of said firm as experts in reserve engineering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Section 124 of the ABCA provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a) was substantially successful on the merits in the person’s defence of the action or proceeding,

(b) fulfils the conditions set out in subsection (1)(a) and (b), and

(c) is fairly and reasonably entitled to indemnity.

(3.1)   A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a) in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b) in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Article 5 of our By-Laws contain the following provisions with respect to the protection and indemnification of our directors and officers:

5.1           Limitation of Liability

No director or officer for the time being of Pengrowth shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to Pengrowth through the insufficiency or deficiency of title to any property acquired by Pengrowth or for or on behalf of Pengrowth or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to Pengrowth shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to Pengrowth or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith and with a view to the best interests of Pengrowth and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

5.2           Indemnity

Pengrowth hereby indemnifies, to the maximum extent permitted under the Act, each director and officer and each former director and officer, and may indemnify a person who acts or acted at Pengrowth's request as a director or officer of a body corporate of which Pengrowth is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Pengrowth or such body corporate.

5.3           Insurance

Pengrowth may purchase and maintain insurance for the benefit of any person against any liability incurred by him or her:

(a)
in his or her capacity as a director or officer of Pengrowth, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of Pengrowth; or

(b)
in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at Pengrowth's request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

We have purchased insurance against potential claims against our directors or officers and against loss for which we may be required or permitted by law to indemnify such directors and officers.

We have also entered into indemnity agreements with each of our directors and officers pursuant to which we have agreed to indemnify such persons in the manner contemplated by the ABCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9.  Exhibits

4.1
Articles of Amalgamation and By-Laws of the Corporation (filed as Exhibits 3.1 and 3.2, respectively, to the Registrant's amendment to the Trust’s registration statement on Form 8-A/A filed on January 3, 2011)

4.2	Dividend Reinvestment and Optional Common Share Purchase Plan

5.1	Opinion of Burnet, Duckworth & Palmer LLP as to the legality of the Common Shares being registered

8.1	Opinion of Burnet, Duckworth & Palmer LLP regarding Canadian tax matters (contained in Exhibit 5.1)

23.1	Consent of KPMG LLP

23.2	Consent of GLJ Petroleum Consultants Ltd.

23.3	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages to this registration statement)

Item 10.  Undertakings

a)           The undersigned Registrant hereby undertakes:

(1) To file, during any  period in which  offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any  prospectus  required  by section  10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the  prospectus  any facts or events arising after the effective date of the registration  statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution  not  previously  disclosed in the  registration  statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, THAT:

(A) Paragraphs  (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i),  (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)  PROVIDED  FURTHER,   HOWEVER,   THAT  PARAGRAPHS  (A)(1)(I)  AND (A)(1)(II) DO NOT APPLY IF THE REGISTRATION STATEMENT IS FOR AN OFFERING OF ASSET-BACKED SECURITIES ON FORM S-1 OR FORM S-3, AND THE INFORMATION REQUIRED TO BE INCLUDED IN A POST-EFFECTIVE AMENDMENT IS PROVIDED PURSUANT TO ITEM 1100(C) OF REGULATION AB.

(2) That,  for the purpose of  determining  any  liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To  remove  from  registration  by  means  of  a  post-effective amendment any of the  securities  being  registered  which remain unsold at the termination of the offering.

(4)  If  the  registrant  is a  foreign  private  issuer,  to  file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial  statements.  Notwithstanding  the foregoing,  with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  That, for the purpose of  determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A)  Each  prospectus  filed  by  the  registrant  pursuant  to  Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus  required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. PROVIDED,

HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining  liability of the registrant under the Securities  Act of 1933 to any purchaser in the initial  distribution of the securities:

The undersigned  registrant  undertakes that in a primary offering of securities of the undersigned  registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any  preliminary  prospectus  or  prospectus  of the  undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on  behalf  of the  undersigned  registrant  or used or  referred  to by the undersigned registrant;

(iii) The portion of any other free  writing  prospectus  relating to the offering containing material  information about the undersigned  registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(a) The undersigned  registrant  hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on the 12th day of January, 2011.

PENGROWTH ENERGY CORPORATION

By:	/s/ Derek W. Evans
Name: Derek W. Evans
Title: President & CEO

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Derek W. Evans and Christopher G. Webster his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed  below by the following persons in the capacities indicated on January 12, 2011.

Signature	Title

/s/ Derek W. Evans	President and Chief Executive Officer and Director
Derek W. Evans	(Principal Executive Officer)

/s/ Christopher G. Webster	Chief Financial Officer
Christopher G. Webster	(Principal Financial Officer)

/s/ Douglas C. Bowles	Vice President and Controller
Douglas C. Bowles	(Principal Accounting Officer)

Signature	Title

/s/ John B. Zaozirny	Chairman and Director
John B. Zaozirny

/s/ Thomas A. Cumming	Director
Thomas A. Cumming

/s/ Wayne K. Foo	Director
Wayne K. Foo

/s/ James D. McFarland	Director
James D. McFarland

/s/ Michael S. Parrett	Director
Michael S. Parrett

/s/ A. Terence Poole	Director
A. Terence Poole

/s/ D. Michael G. Stewart	Director
D. Michael G. Stewart

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on the 12th day of January, 2011.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

Exhibits

4.1
Articles of Amalgamation and By-Laws of the Corporation (filed as Exhibits 3.1 and 3.2, respectively, to the Registrant's amendment to the Trust’s registration statement on Form 8-A/A filed on January 3, 2011)

4.2	Dividend Reinvestment and Optional Common Share Purchase Plan

5.1	Opinion of Burnet, Duckworth & Palmer LLP as to the legality of the Common Shares being registered

8.1	Opinion of Burnet, Duckworth & Palmer LLP regarding Canadian tax matters (contained in Exhibit 5.1)

23.1	Consent of KPMG LLP

23.2	Consent of GLJ Petroleum Consultants Ltd.

23.3	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages to this registration statement)